Exhibit 10.1

TERMINATION, SETTLEMENT AND NET REVENUES SHARING AGREEMENT

This TERMINATION, SETTLEMENT AND NET REVENUE SHARING AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2014, by and among KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company (“KEM”), LAKE TAMARISK DEVELOPMENT, LLC (“LT”), CIL&D, LLC (“CILD”), and MINE RECLAMATION, LLC, a California limited liability company (“MRLLC”). KEM, LT, CILD, and MRLLC are each sometimes individually referred to in this Agreement as a “Party” or collectively as “Parties”.

RECITALS

A. The assets of KEM relate to the site commonly referred to as Eagle Mountain, which is located in Riverside County, California. KEM currently owns or controls certain real property and interests therein at Eagle Mountain and in certain adjacent properties, rights or interests related to Eagle Mountain including the Eagle Mountain Railroad as more specifically described in EXHIBIT “A” attached hereto and incorporated herein by this reference (the “Eagle Mountain Real Property”). In addition, KEM owns or controls tangible and intangible personal property located at or benefiting the Real Property (the “Eagle Mountain Personal Property”). The Eagle Mountain Real Property and the Eagle Mountain Personal Property are referred to collectively in this Agreement as the “Eagle Mountain Assets.”

B. The assets of LT are certain real property located in or near the community of Lake Tamarisk which is located in Riverside County as more specifically described in EXHIBIT “B” attached hereto and incorporated herein by this reference (the “LT Property”). The Eagle Mountain Assets and the LT Property are collectively referred to herein as the “Riverside County Assets.”

C. The Riverside County Assets are all of the real and personal property owned by KEM and by LT.

D. CILD owns all of the ownership interest in KEM and in LT (collective the “Subsidiary Ownership Interests.” Except for cash, investments and insurance policies, CILD’s remaining material assets are the Subsidiary Ownership Interests.

E. CILD is a company in dissolution. Accordingly, CILD’s remaining business is to manage and dispose of its remaining assets, make provision for its liabilities as required by applicable law, to wind-up its business and affairs and to dissolve. As a part of the dissolution of CILD, pursuant to the terms of the Second Amended and Restated Operating Agreement of CILD adopted on May 22, 2013, the units (i.e. ownership interests) in CILD may not be transferred except by will, intestate succession and operation of law. In addition, in certain instances an estate may pledge units as security for a loan to pay estate and inheritance taxes and the expenses of administering the estate.

F. It is the goal of CILD to sell the Subsidiary Units and/or for KEM and LT to sell, lease or otherwise dispose of the Riverside County Assets in order to generate Gross Revenues as that term is defined below.

G. MRLLC (or its predecessor Mine Reclamation, Inc.) has been seeking to permit and develop a rail-haul landfill on a portion of the Eagle Mountain Real Property (the “Landfill Project”).

H. MRLLC’s assets currently primarily consist of (i) that certain Real Estate Option Agreement (as amended) dated May 26, 2000, by and between Kaiser Eagle Mountain, Inc. (the predecessor of KEM) and Mine Reclamation Corporation (the predecessor of MRLLC) (the “MRC Option”); (ii) that certain Lease (as amended) between Mine Reclamation Corporation and Kaiser Eagle Mountain, Inc. (now KEM) dated November 30, 1988 (the “MRC Lease”) which MRLLC is currently in default under the terms of the MRC Lease; and (iii) various permits the Landfill Project (collectively the “MRLLC Assets”).

I. On or about August 9, 2000, MRLLC predecessor, Mine Reclamation Corporation and Los Angeles County Sanitation District No. 2 (“LACSD”) entered into an Agreement for Purchase and Sale of Real Property and Related Personal Property in Regard to The Eagle Mountain Landfill Project and Joint Escrow Instructions (the “Landfill Project Purchase and Sale Agreement”).

J. The Landfill Project has been the subject of extensive litigation. Federal litigation involving the Landfill Project was adverse to the Landfill Project.

K. On October 30, 2011, MRLLC filed a voluntary chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Bankruptcy Court”), Case Number 11-43596 (the “Bankruptcy Case”).

L. On August 14, 2013, the Bankruptcy Court dismissed the Bankruptcy Case and also approved that certain Termination Agreement, Joint Escrow Instructions and Mutual Release among MRLLC, KEM, CILD and LACSD with an effective date of August 14, 2013 (the “Termination Agreement”). The Termination Agreement provides, among other things, that the Landfill Project Purchase and Sale Agreement is terminated and a settlement of all claims that LACSD may or could have against MRLLC, KEM and CILD and all claims that MRLLC, KEM and CILD may have against LACSD.

M. As a result of the adverse federal litigation involving the Landfill Project, the termination of the Landfill Project Purchase and Sale Agreement, and for other reasons, MRLLC has determined that it is in the best interests of MRLLC to wind down and minimize its operations in exchange for an interest in the Net Revenues as defined below allowing, CILD, KEM and LT to seek opportunities for the Riverside County Assets including, but not limited to, mining, development of a smaller landfill on lands not involved in the federal litigation, energy projects such as solar, hydro-electric and/or wind, sale of mitigation lands that may be currently owned or acquired in the future by KEM and/or LT and an rv development with the goal of ultimately selling the Riverside County Assets.

N. The Parties desire to enter into this Agreement, pursuant to which: (i) the MRC Option shall be terminated; (ii) the MRC Lease Agreement shall be terminated; (iii) the Parties agree to settle any claims they may have, if any, against each other, except as may arise in the future from the breach of this Agreement; and (iv) provide for a sharing of any future Net Revenues, as that term is defined below, from the sale of the Riverside County assets or from the sale of CILD’s ownership interest in LT and/or KEM.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. INCORPORATION OF RECITALS. The Parties acknowledge that the above Recitals are true and correct and the definitions provided in the above Recitals are hereby incorporated into and made a part of this Agreement.

2. DEFINITIONS. In addition to the terms defined in the above Recitals and capitalized terms hereinafter defined, for purposes of this Agreement the terms set forth below shall have the following meanings:

2.1 “EFFECTIVE DATE” shall mean January, 1 2014.

2.2 “GROSS REVENUES” shall mean the gross value of all actual monetary consideration or (including insurance proceeds) or stock or other similar securities actually received and collected from the sale, lease or other disposition of any of the Riverside County Assets and/or the Subsidiary Ownership Interests. Gross Revenues includes, but is not limited to, cash payments, installment payments, note payments, and royalty payments as such payments are actually collected. In addition, if CILD, KEM or LT, should borrow funds for the purpose of making a distribution to their respective owners/members, the net amount borrowed in such instance shall be deemed to be Gross Revenues for purposes of this Agreement.

2.3 “INVESTMENT/CAPITALIZED COSTS” shall mean those costs incurred by KEM or LT as applicable that are not expensed and shall include, but not are limited to, certain permitting costs or capital improvements.

2.4 “NET REVENUES” shall mean Gross Revenues less the cumulative amount of all Operating Costs, Transaction Costs and Investment or Capitalized Costs from and after the Effective Date to the date of the collection of the Gross Revenues that have not been previously recouped by KEM, LT or CILD, as applicable, as a result of a previous sale, lease or disposition of any of the Riverside County Assets and/or the Subsidiary Units.

2.5 “OPERATING COSTS” shall mean the amount of all costs incurred as a result of the ownership, control, maintenance, operation and administration of the Riverside County Assets and the Subsidiary Ownership Interests and any business conducted thereon and shall include, but are not limited to all property taxes, real property assessments, utility costs, personnel costs, consulting fees, insurance costs, attorneys’ fees, fuel costs, repairs, and a fair allocated portion of general overhead costs for personnel associated with accounting, management, consulting and other similar functions. General overhead costs do not include those overhead costs directly associated with the dissolution of CILD.

2.6 “TRANSACTION COSTS” shall mean all costs incurred that are directly related to the sale, lease, or other disposition of any or all of the Riverside County Assets and/or the Subsidiary Ownership Interests include and shall include, but are not limited to, commissions, fees, attorneys’ fees, consulting fees, closing costs, title insurance premiums, overnight courier costs, etc.

3. TERMINATION OF MRC LEASE AND MRC OPTION. KEM, CILD and MRLLC agree that the MRC Lease and the MRC Option are hereby terminated, and KEM, CILD and MRLLC shall have no legal rights or obligations, past, present, or future, originating or deriving from the MRC Lease or the MRC Option. MRLLC shall execute and deliver to KEM a quit claim deed or deeds and such other documents as may be necessary or appropriate from time to time to evidence the termination of the MRC Lease Agreement.

4. ADVANCE OF COSTS; COMMENCEMENT DATE FOR DETERMINATION OF REVENUES AND EXPENSES. KEM or LT, as applicable, shall advance and pay or otherwise arrange for the advancement and payment of Operating Costs, Transaction Costs and Investment/Capital Costs incurred from and after the Effective Date with respect to the Riverside County Assets and CILD for the Subsidiary Ownership Interests to the extent they respectively have reasonably available funds. The determination of Gross Revenues, Operating Costs, Transaction Costs and Investment/Capital Costs resulting in a determination of Net Revenues shall commence as of the Effective Date.

5. SHARING OF NET REVENUES. Commencing with the Effective Date, after repayment of any amount due CILD or any other lender as provided in Section 6 below, MRLLC shall receive and be paid 53.3% of the Net Revenues and KEM, LT and/or CILD, as applicable, shall receive and be paid 46.7% of the Net Revenues. In the event of the sale of the Subsidiary Ownership Interests, such sale shall be deemed a sale of the underlying assets of the company for which the Subsidiary Ownership Interests were sold for purposes of calculating Net Revenues. MRLLC’s share of any Net Revenues, except for Net Revenues in excess of $500,000, shall be paid to MRLLC within sixty (60) days following the completion of each calendar quarter. However, if the amount of Net Revenues as a result of transaction for the sale, lease or other disposition of any Riverside County Asset or the sale of the Subsidiary Ownership Interests would be in excess of $500,000, the payment of MRLLC’s share of the Net Revenues shall be made within fifteen (15) days following the receipt of the Gross Revenues that would generate Net Revenues in excess of $500,000. At the time of any distribution to MRLCC of any Net Revenues, MRLLC then current Board of Managers shall be furnished with a statement for such calendar quarter showing the Gross Revenues, and the cumulative Operating Costs, Transaction Costs, and Investment/Capitalized Costs incurred during the applicable calendar quarter as well as the cumulative amount of Operating Costs, Transaction Costs and Investment/Capitalized Cost from the Effective Date, less any amounts recouped by the sale, lease or other disposition of the Riverside County Assets or the CILD Ownership Interests, and well as any Net Revenues and the calculation thereof.

6. REPAYMENT OF AMOUNTS DUE CILD. As of the date of the date of this Agreement, MRLLC owes CILD Five Hundred Thousand Dollars and No Cents ($500,000.00) (with MRLLC currently having a cash balance of $1,458 in its accounts as of January 31, 2014) which is represented by that certain promissory note given by MRLLC to CILD dated August 1, 2013. In addition, from time to time after the effective date of this Agreement additional funds may need to be borrowed by and advanced to MRLLC for its direct expenses such as tax return and K-1 preparation costs, the cost to maintain MRLLC as a legal entity, etc. and such borrowing as is reasonably necessary is approved by this Agreement. MRLLC shall first repay in full the principal and interest due CILD or any other lender from its share of any Net Revenues.

7. RELATIONSHIP OF THE PARTIES AND MANAGEMENT OF THE RIVERSIDE ASSETS AND SUBSIDIARY OWNERSHIP INTERESTS. The Parties hereto understand and agree that this Agreement does not and shall not be construed as creating a partnership or a joint venture among or between any of the Parties. However, to the extent that any Net Revenues are due MRLLC, MRLLC shall be a creditor of KEM, LT and/or CILD, as applicable. In addition, CILD is a creditor of MRLLC as provided herein. KEM and LT represent and warrant to MRLLC that there are currently no third-party financial liens secured by the Riverside County Assets and that currently they have no indebtedness for borrowed funds or other material liabilities except in any case for: (i) property taxes and assessments that arise by operation of law due to nonpayment; and (ii) certain current or contingent financial obligations that currently exist that are directly tied to the Riverside County Assets as described in Schedule 7 attached to this Agreement. CILD represents and warrants that there are currently no third-party financial liens on the Subsidiary Units and that currently it has no indebtedness for borrowed funds or other material liabilities except as described in Schedule 7 attached to this Agreement. KEM and LT covenant and agree that they will not borrow funds or place any voluntary financial lien on the Riverside County Assets and CILD covenants and agrees not to borrow or place any voluntary lien on the Subsidiary Units unless any such borrowing and/or lien should be: (i) expressly subordinated to the rights of MRLLC under the terms of this Agreement; (ii) to secure funds for the payment of Operating Costs or Transaction Costs; (iii) for any other purpose except for distributions to the members of the borrower in an amount not to exceed $2,000,000; or (iv) with the consent of a majority of the members of the MRLLC Board not affiliated with CILD, KEM or LT. CILD, KEM and LT shall each have complete authority and discretion to deal with their respective assets, liabilities and obligations and to enter into a sale, lease or other disposition of any of their respective assets upon such terms and conditions as they may determine in their sole and reasonable discretion. In addition, it is acknowledged and agreed that MRLLC will only have minimal activities such as the receipt of any Net Revenues, making any distributions to its members and filing any necessary tax returns.

8. FEDERAL LAND EXCHANGE. MRLLC hereby delegates and assigns to all rights it may have with regard to developing and implementing a strategy to resolve outstanding issues involving that certain land exchange completed between KEM and the U.S. Bureau of Land Management (“BLM”) in 1999 (the “Land Exchange”) and in the federal litigation surrounding the Land Exchange including, but not limited to the settlement of the Land Exchange Litigation on such terms and conditions and KEM may determine in its sole and reasonable discretion.

9. GENERAL RELEASE BY MRLLC. Except for the obligations arising under this Agreement and except as otherwise expressly provided in this Agreement, on the Effective Date of this Agreement, MRLLC hereby forever mutually and generally releases and discharges KEM, LT, and CILD and each of their respective, agents, managers, directors, officers, employees, attorneys, members, predecessors, successors, subsidiaries, affiliates, and representatives from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims for relief, liabilities and demands of every kind and character arising in connection with any matter whatsoever, whether known, or unknown, suspected or unsuspected, existing or prospective which have accrued from the beginning of time to the Effective Date including, but not limited to, all claims arising from the MRC Lease Agreement and the MRC Option, the transactions contemplated therein, and actions or omissions related thereto or in connection with the pursuit of the Landfill Project.

10. GENERAL RELEASE BY KEM, LTD AND CILD. Except for the obligations arising under this Agreement and except as otherwise expressly provided in this Agreement, on the Effective Date of this Agreement, KEM, LT and CILD hereby forever mutually and generally release and discharge MRLLC and each of its, agents, managers, directors officers, employees, attorneys, predecessors, successors, subsidiaries, affiliates, and representatives from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims for relief, liabilities and demands of every kind and character arising in connection with any matter whatsoever, whether known, or unknown, suspected or unsuspected, existing or prospective which have accrued from the beginning of time to the Effective Date including, but not limited to, all claims arising from the MRC Lease Agreement and the MRC Option, the transactions contemplated therein, and actions or omissions related thereto or in connection with the pursuit of the Landfill Project.

11. WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542. Except for the obligations arising under this Agreement and except as otherwise expressly provided in this Agreement, on the Effective Date of this Agreement, the Parties expressly waive and relinquish any and all rights and benefits of section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the provisions of section 1542, the Parties expressly acknowledge this Agreement is intended to release claims they do not know or suspect to exist in their favor at the time of the execution of this Agreement except as expressly provided in this Agreement. The Parties further acknowledge that they later may discover facts different from or in addition to those they now know or believe to be true regarding the matters released or described in this Agreement, and even so they agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. The Parties expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to them relating thereto. The Parties warrant that they have read the Agreement, including this waiver of California Civil Code section 1542, and that they have consulted with or had the opportunity to consult with counsel of their choosing about the Agreement and specifically about the waiver of section 1542, and that they understand this Agreement and the section 1542 waiver, and so the Parties freely and knowingly enter into this Agreement.

12. GENERAL PROVISIONS REGARDING THE RELEASES.

12.1 The Parties each warrant that no other person or entity has claimed or now claims any interest in the claims released and resolved by means of this Agreement, that they have the sole right and exclusive authority to execute this Agreement and to tender the consideration provided for herein, and that they have not sold, assigned or otherwise set over to any other person or entity, any claim, lien, demand, cause of action, obligation, damage or liability covered hereby.

12.2 This Agreement is the product of bargained for, arm’s length negotiations among the Parties and shall not be construed for or against any Party or its representative(s) because that Party or that Party’s legal representative drafted such provision.

13. DIRECT MRLLC EXPENSES CONTINUE TO BE PAYABLE BY MRLLC. MRLLC acknowledges and understands that it continues to be responsible for the payment of costs directly incurred by MRLLC such as the cost of preparing annual tax returns, any taxes, filing fees and other amounts that may be due as a result of the continued existence of MRLLC.

14. Termination of Agreement. This Agreement shall terminate upon: (i) the sale or other transfer of the Riverside County Assets and/or the Subsidiary Units and no further Net Revenues are to be distributed under the terms of this Agreement; or (ii) upon the written consent of the Parties hereto with the consent of a majority of the members of the MRLLC Board not affiliated with CILD, KEM or LT. For example, if the Subsidiary Units are sold to a third-party and the full purchase price is received at closing and the respective distributions of are made to the Parties, as applicable, as provided in this Agreement this Agreement shall be automatically terminated. However, in this example if the Subsidiary Units are sold and there is deferred payment of a portion of the purchase price represented by a promissory note, this Agreement shall remain in effect until the payment of the promissory note in full and distributions are made, as applicable, to the Parties.

15. MISCELLANEOUS PROVISIONS.

15.1 BOOKS AND RECORDS. KEM, LT and CILD shall maintain proper books and records of account in the ordinary course of their respective business and such records as they related to Net Revenues and the component parts of calculating Net Revenues shall available for inspection and copying for a proper purpose by MRLLC or its designated representatives during

KEM’s, LT’s and/or CILD’s normal business hours upon no less than three (3) business days prior written notice. The expense of inspection and copying shall be borne by the individual or entity undertaking the inspection and copying.

15.2 WAIVER. No Party shall be deemed to have waived any right which such Party has under this Agreement, unless this Agreement expressly provides a period of time within which such right may be exercised and such time period has expired, or unless such Party has expressly waived the same in writing or unless this Agreement specifies that a waiver shall be deemed to have occurred. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the Party to whom such compliance is owed. The waiver by any Party of a right, claim, default, by the other Party shall not be deemed a waiver of any other right, claim or default or any subsequent default of the same kind.

15.3 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof.

15.4 BINDING EFFECT. This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective successors and assigns.

15.5 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto and this Agreements implementing documents the constitute the entire agreement of the Parties covering everything agreed upon or understood with respect to this Agreement and the consummation of the transactions contemplated hereby. This Agreement may not be amended or modified except by a written document executed by all of the Parties.

15.6 MEMORANDUM OF AGREEMENT. A memorandum of this Agreement shall be prepared and signed by the Parties, notarized, and recorded in Riverside County, California. In addition, an appropriate UCC financing statement shall be recorded with the California Secretary of State and, if applicable, Riverside County, California.

15.7 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph.

15.8 NOTICES. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile, or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party, at the addresses set forth below, or to such other address as said Party may hereafter or from time to time designate by written notice to the other Party. A copy of any notice, demand or other communication given to or by either Party shall be given to the other Party at the same time. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier’s proof of delivery, as the case may be. Any such notice given by facsimile shall be deemed given upon receipt of the same by the Party to which it is addressed; provided, however, any facsimile sent after 4:00 p.m. (California time) shall be deemed received on the next succeeding business day.

To KEM:	WITH A COPY TO:

KAISER EAGLE MOUNTAIN, LLC	KAISER EAGLE MOUNTAIN, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605	Facsimile: 909.944.6605

TO MRLLC:	WITH A COPY TO:

MINE RECLAMATION, LLC	MINE RECLAMATION, LLC
337 N. Vineyard Ave., 4th Floor	Separately provided
Ontario, CA 91764
Attn.: Richard E. Stoddard
Telephone: 909.483.8501	Telephone: XXX.XXX.XXX
Facsimile: 909.944.6605	Facsimile: N/A

To LT:	WITH A COPY TO:

LAKE TAMARISK DEVELOPMENT, LLC	LAKE TAMARISK DEVELOPMENT, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605	Facsimile: 909.944.6605

To CIL&D, LLC:	WITH A COPY TO:

337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605	Facsimile: 909.944.6605

14.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions completed hereby are fulfilled to the extent possible.

14.10 ATTORNEYS’ AND OTHER FEES. Should any Party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for a declaration of rights hereunder, the prevailing Party in any such action or proceeding shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing Party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all other similar fees incurred in connection with the action or proceeding and preparation therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

14.11 FURTHER ACTS. The Parties hereto shall take such reasonable further steps and sign such further documents as may be required from time to time to carry out the intent and purposes of this Agreement including, but not limited to, the execution and delivery by the appropriate Party or Parties such agreements, deeds, termination agreements, notices, consents, instruments, and other documents necessary or appropriate to carry out the intent and purposes of this Agreement.

14.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original, but when taken together shall constitute one and the same instrument. Facsimile signatures on this Agreement are acceptable, provided that original signatures are presented to the parties promptly thereafter.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signature.

“CILD”		“LT”
CIL&D, LLC		LAKE TAMARISK DEVELOPMENT, LLC

By:	/s/ Richard E. Stoddard	By:	/s/ Terry L. Cook
	Richard E. Stoddard		Terry L. Cook

Title:	Managing Liquidation Director	Title:	Vice President

“KEM”		“MRLLC”
KAISER EAGLE MOUNTAIN, LLC		MINE RECLAMATION, LLC

By:	/s/ Terry L. Cook	By:	/s/ Richard E. Stoddard
	Terry L. Cook		Richard E. Stoddard

Title:	Vice President	Title:	President